EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-44821 and 333-69905 on Form S-8 of Range Resources Corporation of our report dated June 14, 2019, with respect to the statements of net assets available for benefits of the Range Resources Corporation 401(k) Plan as of December 31, 2018 and 2017, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule of Form 5500, Schedule H, line 4i- Schedule of Assets (Held at End of Year) as of December 31, 2018, which report appears in the December 31, 2018, annual report on Form 11-K of the Range Resources Corporation 401(k) Plan for the year ended December 31, 2018.

/s/ Whitley Penn LLP

Fort Worth, Texas

June 14, 2019